Exhibit 9.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-52934, No. 333-52934-01, No. 333-80245, No.333-80245-01, No. 333-09774, No. 333-70636, No. 333-07214, No. 333-07212 and No. 033-41068 of Koninklijke Ahold N.V. on Form F-3, Form S-3 and Form S-8, as applicable, of our report dated June 10, 2005, relating to the consolidated financial statements of ICA AB and subsidiaries as of December 31, 2004 and for the year then ended, appearing in Exhibit 15.1 of this Annual Report on Form 20-F/A (Amendment No. 2) of Koninklijke Ahold N.V. for the year ended January 2, 2005.

/s/ Deloitte & Touche AB
Malmö, Sweden
June 22, 2005